September 29, 1998




Commercial Mortgage Acceptance Corp.
210 West 10th Street, 6th Floor
Kansas City, Missouri  64105


        Re: Commercial Mortgage Acceptance Corp.
            Commercial Mortgage Pass-Through Certificates, Series 1998-C2


Ladies and Gentlemen:

            We have acted as special tax counsel in connection with the issuance of the Certificates (as defined below) pursuant to the Registration Statement on Form S-3 (Registration No. 333-60749) (the "Registration Statement") and the Prospectus dated September 9, 1998 and Prospectus Supplement dated September 23, 1998 (the "Prospectus" and the "Prospectus Supplement") filed with the
Securities and Exchange Commission pursuant to the Security Act of 1933, as amended (the "Act"). The Prospectus Supplement covers the Certificates to be sold by Commercial Mortgage Acceptance Corp. (the "Depositor").

            Merrill Lynch Mortgage Capital Inc., Greenwich Capital Financial Products, Inc. and Midland Loan Services, Inc. (the "Sellers") transferred today to the Depositor certain multifamily and commercial mortgage loans (the "Mortgage Loans") pursuant to three separate Mortgage Loan Purchase Agreements, each dated as of September 1, 1998 (the "Mortgage Loan Purchase Agreements"), between the Depositor and one of the Sellers, respectively. The Depositor issued today Commercial Mortgage Pass-Through Certificates, Series 1998-C2, in eighteen classes designated Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class R-I, Class R-II and Class R-III (collectively, the "Certificates"), pursuant to a Pooling and Servicing

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Commercial Mortgage Acceptance Corp.
September 29, 1998
Page 2

Agreement, dated as of September 1, 1998 (the "Pooling and Servicing Agreement"), among the Depositor as depositor, Midland Loan Services, Inc. as master servicer and special servicer (in such capacities, the "Master Servicer" and the "Special Servicer," respectively) and Norwest Bank Minnesota, National Association as trustee (in such capacity, the "Trustee"). The Depositor is selling today (i) all of the Class A-1, Class A-2, Class A-3, Class X, Class B, Class C, Class D and Class E Certificates to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") and Greenwich NatWest Limited ("GNL" and together with MLPF&S, the "Underwriters") pursuant to an Underwriting Agreement, dated as of the date hereof (the "Underwriting Agreement"), and (ii) all of the Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates to MLPF&S and GNL (in such capacity, the "Purchasers") pursuant to a Certificate Purchase Agreement, dated as of the date hereof (the "Certificate Purchase Agreement") between the Depositor as seller and the Purchasers as purchasers. We have acted as counsel to the Underwriters in connection with these matters and agreements. The Mortgage Loan Purchase Agreements, the Pooling and Servicing Agreement, the Underwriting Agreement and the Certificate Purchase Agreement are referred to collectively herein as the "Agreements." All capitalized terms not defined herein have the meanings set forth in the Agreements.

            In rendering this opinion letter, we have examined the Agreements and such records and other documents as we have deemed necessary. We have assumed the conformity of the Mortgage Loans and related documents (collectively, the "Mortgage Documents") to the requirements of the Agreements and that there is not and will not be any other agreement among or between any of the parties to the Agreements that modifies or otherwise supplements the agreements of those parties as expressed in the Agreements. As to matters of fact, we have examined and relied upon representations of the Sellers and the Depositor contained in the Agreements and, where we have deemed appropriate, representations or certifications of officers of the parties to the Agreements or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder. As to such parties, we also have assumed the due authorization by all requisite corporate action, the due execution and delivery and the enforceability of such documents.

            In rendering this opinion letter, we do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below.

            Based upon and subject to the foregoing, we are of the opinion that:

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Commercial Mortgage Acceptance Corp.
September 29, 1998
Page 3

            1. The statements in the Prospectus Supplement under the headings "MATERIAL FEDERAL INCOME TAX CONSEQUENCES", to the extent that they constitute matters of State of New York or federal law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Certificates, are correct in all material respects with respect to those consequences or matters that are discussed therein.

            2. Assuming the correctness of the representations and warranties of the Sellers that are set forth in the Mortgage Loan Purchase Agreements and continuing compliance with all the provisions of the Pooling and Servicing Agreement, (A) REMIC I will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Sections 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986, as amended, and the REMIC I Regular Interests will evidence "regular interests" and the Class R-I Certificates will evidence "residual interests" in REMIC I (as both terms are defined in the REMIC Provisions in effect on the date hereof), (B) REMIC II will qualify as a REMIC within the meaning of the REMIC Provisions and the REMIC II Regular Interests will evidence regular interests" and the Class R-II Certificates will evidence "residual interests" in REMIC II, and (C) REMIC III will qualify as a REMIC within the meaning of the REMIC Provisions, and the Class A-1, Class A-2, Class A-3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L and Class M Certificates and the Components of the Class X Certificates will evidence "regular interests" and the Class R-III Certificates will evidence "residual interests" in REMIC III.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                          Very truly yours,



                                          /s/ Willkie Farr & Gallagher